Filed Pursuant to Rule No. 424(b)(5)
Registration No. 333-119198

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 5, 2004)

APOLLO GOLD CORPORATION

$0.30 Per Unit
16,688,206 Units, each Unit Consisting of
One Common Share and One-Half of One Warrant to Purchase One Common Share and

Common Shares Issuable upon Exercise of the Warrants Comprising the Units

We are offering units consisting of one common share of Apollo Gold Corporation and one-half of one warrant to purchase one common share for $0.30 per unit. The common shares and warrants, which we may also refer to as unit warrants, can be resold as separate securities immediately after their purchase pursuant to this offering. Each whole warrant will entitle its owner to purchase one common share for $0.50 per share. You may exercise your warrants at any time after the closing until three years after the date of closing.

Our common shares are traded on the American Stock Exchange under the symbol  “AGT” and on the Toronto Stock Exchange under the symbol “ APG. ” On October 30, 2006, the closing price for our common shares on the American Stock Exchange was $0.38 per share and the closing price on the Toronto Stock Exchange was Cdn$0.42 per share. There has been no prior trading market for the warrants. Application has been made for listing approval on the American Stock Exchange as to the common shares and the common shares to be received on exercise of the unit warrants. Application has been made to the Toronto Stock Exchange to approve the listing of the common shares and the common shares to be received on exercise of the unit warrants.

The units will be offered in the United States. Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Closing of the offering is expected to occur on or about November 15, 2006, or such other time as may be agreed upon by the Company and the placement agent. Certificates representing the common shares and unit warrants that comprise the units will be available for delivery at closing. The units are being offered on a best efforts basis by Shoreline Pacific, LLC, whom we refer to as the placement agent. We will not complete the offering unless the gross proceeds in the offering are at least $5,000,000 in the aggregate. All funds we receive from investors will be placed in a non-interest-bearing escrow account with Signature Bank, which we refer to as the escrow agent. If we do not raise the $5,000,000 minimum by November 15, 2006, we will return your investment to you without interest and without any other offset within two days.

Unless otherwise indicated, all references to “$” or ådollarsæ in this prospectus supplement refer to United States dollars.  References to “Cdn$” in this prospectus supplement refer to Canadian dollars.

Investing in the units involves a high degree of risk. See “Risk Factors”  beginning on page S-6 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved these securities, or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial offering price	$0.30	$5,006,462
Placement agent’s fee*	$0.021	$350,452
Proceeds, before expenses, to Apollo Gold Corporation	$0.279	$4,656,010

*The placement agent also will be granted non-transferable warrants, exercisable at any time after closing until three years after closing, to purchase up to 1,168,174 of our common shares at a purchase price of $0.50 per share.

Placement Agent

Shoreline Pacific, LLC

The date of this prospectus supplement is October 31, 2006.

TABLE OF CONTENTS

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the related prospectus. See “Incorporation of Documents by Reference” on page S-28 of this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Information on any of the websites maintained by us does not constitute a part of this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the related prospectus or any documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus supplement will be and the related prospectus has been filed with the Securities and Exchange Commission, which we refer to as the SEC, pursuant to a registration statement on Form S-3, which we refer to as the registration statement. This prospectus supplement may add to, update or change the information in the related prospectus. If information in this prospectus supplement is inconsistent with information in the related prospectus, this prospectus supplement will apply and will supersede that information in the related prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the related prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “Apollo Gold,” “the Company,” “we,” “us” and “our” refer to Apollo Gold Corporation and its subsidiaries.

Our financial statements are prepared in accordance with generally accepted accounting principles in Canada, which we refer to as Canadian GAAP. We provide certain information reconciling our financial information with generally accepted accounting principles in the United States, which we refer to as U.S. GAAP.

CURRENCY INFORMATION

The noon rate of exchange on October 30, 2006 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was Cdn$1.00 equals $0.8901.

OUR BUSINESS

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 5655 S. Yosemite Street, Suite 200, Greenwood Village, Colorado 80111-3220, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus.

We are principally engaged in gold mining including extraction, processing, refining and the production of other co-product metals, as well as related activities including exploration and development of mineral deposits principally in North America. We own the Montana Tunnels mine, an open pit mine and mill located near Helena, Montana, which produced gold doré and lead-gold and zinc-gold concentrates until it was placed under care and maintenance on May 12, 2006. On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC (which we refer to as Elkhorn) in respect of the Montana Tunnels Mine. With the expected financial contributions from Elkhorn under the joint venture agreement, we believe that we will be able to remediate the pit wall instability and recommence mill operations in early 2007.

We own a development property, the Black Fox project, which is located near the township of Matheson in the Province of Ontario, Canada. We also own Mexican subsidiaries which own or have the right to acquire concessions of the Huizopa exploration property located in the Sierra Madres in Chihuahua, Mexico.

THE OFFERING

Securities offered
16,688,206 units. Each unit consists of one common share and one-half of one warrant to purchase one additional common share. The common shares and warrants may be sold as separate securities immediately following this offering.

Issue price	$0.30 per unit.

Warrants
Each whole unit warrant will be exercisable for $0.50 per common share at any time after the closing until three years after the closing. A holder of our unit warrants will not have the voting and other rights of a shareholder until the warrantholder has exercised the warrants for our common shares. The number of common shares issuable upon exercise of the warrants will be subject to antidilution adjustments upon the occurrence of certain events. Please refer to “Description of Securities - Description of Unit Warrants.”

Common shares outstanding after this offering	151,744,587 common shares, assuming all of the unit warrants and compensation warrants issued to the placement agent are exercised.

Risk factors
An investment in the units involves a high degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 4 of the related prospectus and pages 21-30 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for factors you should consider.

Use of proceeds
The proceeds of this offering, net of the placement agent’s fee and before expenses, are estimated to be approximately $4,656,010 based on an offering price of $0.30 per unit and will be used to further develop and construct the Black Fox project and continue our exploration program at the Huizopa exploration property, as well as for working capital and general corporate purposes.

Trading symbols
Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.” There has been no prior trading market for the unit warrants and the unit warrants will not be listed on the American Stock Exchange or the Toronto Stock Exchange. Application has been made for listing approval on the American Stock Exchange of the common shares and the common shares to be received on exercise of the unit warrants. Application has been made to the Toronto Stock Exchange to approve the listing of the common shares and common shares to be issued on exercise of the unit warrants.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the related prospectus and the documents incorporated by reference in this prospectus supplement and the related prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. These statements include comments regarding:

•	the Company’s future focus on Black Fox;

•	our ability to effectively remediate the east wall instability problems at the Montana Tunnels mine;

•	our ability to bring the Montana Tunnels mine back into production;

•	future financial contributions by Elkhorn, our joint venture partner in respect of the Montana Tunnels mine;

•	the establishment and estimates of mineral reserves and resources;

•	production and production costs;

•	cash operating costs;

•	total cash costs;

•	grade;

•	feasibility studies;

•	remediation efforts;

•	expenditures;

•	exploration;

•	permits;

•	expansion plans;

•	plans for Black Fox and Huizopa;

•	closure costs;

•	cash flows;

•	future financing;

•	liquidity;

•	estimates of environmental liabilities;

•	our ability to fund our estimate expenditure and capital requirements;

•	factors impacting our results of operations;

•	application of Sarbanes-Oxley 404 reporting requirements and our ability to meet those reporting requirements; and

•	the impact of adoption of new accounting standards.

These forward looking statements are subject to numerous risks, uncertainties and assumptions, including additional operational and remediation problems at the Montana Tunnels mine; the failure of Elkhorn to make the expected financial contributions under the joint venture agreement in respect of the Montana Tunnels mine; unexpected changes in business and economic conditions; metallurgy, processing, access, availability of materials, equipment, supplies and water; determination of reserves; changes in project parameters; costs and timing of development of new reserves; results of current and future exploration activities; results of pending and future feasibility studies; political or economic instability, either globally or in the countries in which we operate; local and community impacts and issues; timing of receipt of government approvals; accidents and labor disputes; environmental costs and risks; competitive factors, including competition for property acquisitions; availability of external financing at reasonable rates or at all; and the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 under the heading “Risk Factors.” We disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus supplement and the related prospectus, in any additional prospectus supplement and in any documents incorporated by reference into this prospectus supplement and the related prospectus. We undertake no obligation to update forward-looking statements.

RISK FACTORS

An investment in the units involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus supplement before purchasing any units. In addition to historical information, the information in this prospectus supplement contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address material factors that may affect our future operating results and financial performance.

Risks Related to the Offering

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Our share price has declined significantly since 2004. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

The existence of outstanding rights to purchase common shares may impair our ability to raise capital.

As of October 31, 2006, approximately 30.7 million additional common shares are issuable on exercise of warrants, options or other rights to purchase common shares at prices ranging from $0.20 to $2.90. In addition, there are approximately 11.7 million common shares issuable upon the conversion of the $8.8 million outstanding principal amount of our Series 2004-B Secured Convertible Debentures at the option of the holder at a conversion price of $0.75 per share. During the term of the warrants, options and other rights, the holders are given an opportunity to profit from a rise in the market price of our common shares with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period such rights are outstanding may be adversely affected, and the existence of the rights may have an adverse effect on the price of our common shares. The holders of the warrants, options and other rights can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the outstanding rights.

No market will exist for the sale of unit warrants.

There is no established trading market for the unit warrants to be issued in this offering and no market is expected to exist for the unit warrants in the future. The unit warrants will not be listed for trading on any stock exchange. The holders of the unit warrants are not likely to be able to trade the unit warrants and may be forced to convert the unit warrants in order to sell or transfer their interest in the unit warrants.

Risks Related to an Investment in the Company

We have identified a material weakness in our internal controls over financial reporting.

We identified a material weakness for the year ended December 31, 2004. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. We lacked appropriate review of non-routine or complex accounting matters, related accounting entries, and appropriate documentation, disclosure and application of Canadian and U.S. GAAP, primarily due to a lack of sufficient personnel with a level of technical accounting expertise commensurate with our reporting requirements.

The following actions were taken in 2005 to remediate this material weakness. We established a Financial Disclosure Policy Committee to review all non-routine accounting matters and disclosure and application of Canadian and U.S. GAAP. We added additional technical accounting expertise to the accounting staff. We implemented formal policies addressing the internal controls over non-routine or complex accounting matters, accounting entries, appropriate documentation, and disclosures. However, in January 2006 a major restructuring and streamlining at the corporate office significantly changed the design and structure of the internal controls and procedures at the corporate level. As of this date management has not had sufficient time to evaluate these controls and therefore believes this material weakness still exists.

Additionally, related to the reduction in staffing at the Montana Tunnels mine in mid October 2005, our controls at that location are not operating as previously designed related to segregation of duties over procurement, inventory control and accounting duties. Corporate management has increased its involvement with day-to-day oversight and management of the Montana Tunnels mine, but as of this date, management has not had sufficient time to evaluate these controls and therefore believes the change in controls is significant enough to be reported as a material weakness. In an effort to address this material weakness, staffing requirements and other changes in control are being evaluated as the future operational requirements of the Montana Tunnels mine is being determined.

There may be certain tax risks associated with investments in our company.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we will not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.

We have a history of losses and we expect to incur losses in the future.

Since our inception through a merger in June 2002, we have incurred significant losses and we expect significant losses to continue for the foreseeable future. Our net losses were $22,208,000, $31,007,000 and $14,090,000 for the years ended December 31, 2005, 2004 and 2003, respectively. There can be no assurance that we will achieve or sustain profitability in the future.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; Richard F. Nanna, our Senior Vice President-Exploration; and Melvyn Williams, our Chief Financial Officer and Senior Vice President-Finance and Corporate Development. We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of these officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

Our future earnings may be affected by metals price volatility, specifically the volatility of the price of gold.

We historically have derived all of our revenues from the sale of gold, silver, lead and zinc and our development and exploration activities are focused on gold. As a result, our future earnings are directly related to the price of gold. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

• industrial and jewelry demand;

• central bank lending, sales and purchases of gold;

• forward sales of gold by producers and speculators;

• production and cost levels in major gold-producing regions; and

• rapid short-term changes in supply and demand because of speculative or hedging activities

Gold prices are also affected by macroeconomic factors, including:

• confidence in the global monetary system;

• expectations of the future rate of inflation (if any);

• the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

• interest rates; and

• global or regional political or economic events, including but not limited to acts of terrorism

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold or silver fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable.

Our reserves are reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our estimates based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. In the past, our actual production from time to time has been lower than our production estimates and this may be the case in the future.

Each of these factors also applies to future development properties and to any future recommencement of mining at Montana Tunnels. In the case of mines we may develop in the future, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

From time to time we will engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Decisions about the development of Black Fox and other future projects are subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that the Black Fox property will be profitable.

Exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We have experienced operational problems at our Montana Tunnels mine.

Since the sale of our Florida Canyon and Standard mines in November 2005, all of our revenues have been derived from our milling operations at the Montana Tunnels mine, which is a low grade mine. Historically, the Montana Tunnels mine has been unprofitable. During 2004, we experienced problems related to the milling of low-grade ore at the Montana Tunnels mine, which negatively affected our revenues and earnings. Throughout 2005, we experienced operational problems, particularly in the open pit, leading to the suspension of mining on October 21, 2005 for safety reasons due to increased wall activity in the open pit. After the suspension of mining and until May 12, 2006, we were able to continue to produce gold doré, lead-gold and zinc-gold concentrates from milling low grade stockpiled ore. However, on May 12, 2006, all operations ceased at the mine and it was placed on care and maintenance. On July 28, 2006, we entered into a joint venture agreement with Elkhorn Tunnels, LLC, an affiliate of Calim Private Equity LLC, in respect of the Montana Tunnels mine pursuant to which Elkhorn Tunnels will make scheduled financial contributions in exchange for up to a fifty percent interest in the mine. With the expected financial contributions from Elkhorn Tunnels under the joint venture agreement, we believe that we will be able to remediate the pit wall instability and recommence mill operations in early 2007. However, there can be no assurances that our joint venture partner will make the expected financial contributions or that we will be able to remediate the pit wall instability.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties and our other properties.

We do not currently have sufficient funds to complete all of our planned exploration activities at Black Fox and Huizopa or to develop a mine at Black Fox. The development of Black Fox and the exploration of Huizopa and our other properties will require significant capital expenditures. Sources of external financing may include bank and nonbank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Our Black Fox property is pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures and we may not be able to obtain financing from an asset based lender.

Our Black Fox property is pledged to the holders of our 12% Series 2004-B Secured Convertible Debentures as security for our obligations under these debentures. It may be difficult for us to raise additional external funds through banks, asset-based lenders, or other types of lenders, which may require us to raise additional funds through future debt and equity offerings. In addition, the inability to pledge any additional significant assets may make it difficult or impossible to obtain financing on acceptable terms, or at all. The failure to obtain acceptable financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Possible hedging activities could expose us to losses.

In the future, we may enter into precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

We face substantial governmental regulation.

Safety. Our U.S. mining operation is subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made, and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations.

Some of our properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us in Montana are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability. We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. MDEQ is also contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA. In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with environmental compliance and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy any non-compliance with environmental laws would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and, as a result, we may seek to replace and expand our reserves through the acquisition of new properties. There is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, most of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The title to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations that supplement the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from unpatented mining claims located on federal lands or impose fees on production from patented mining claims. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands or patented claims.

While we have no reason to believe that the existence and extent of title to any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, or purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including adverse environmental effects, technical difficulties due to unusual or unexpected geologic formations, and pit wall failures.

Such risks could result in personal injury, environmental damage, damage to and destruction of production facilities, delays in mining and liability. For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. A substantial amount of our assets are located in Canada and our head office is located in the United States. Additionally, a number of our directors and the experts that may be named in the prospectus and this prospectus supplement are residents of Canada. Although we have appointed Lackowicz, Shier & Hoffman as our agents for service of process in the Yukon Territory, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of U.S. securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts named in this prospectus supplement and the related prospectus, in United States courts would be limited to the assets or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

USE OF PROCEEDS

We expect the proceeds to us from this offering to be approximately $4,656,010 before deducting estimated expenses of the offering that we will pay but net of the placement agent’s fee. We plan to use the net proceeds, together with existing available funds, to fund primarily the further development and construction of the Black Fox project and continue our exploration program at the Huizopa exploration property, as well as for working capital and general corporate purposes.

The timing, nature and amount of our actual expenditures will depend upon numerous factors, including the results of our development activities, unforeseen business opportunities and operational problems that may arise, as well as the amount of cash, if any, generated by our operations. We will retain broad discretion in the allocation and use of the net proceeds of this offering.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are listed on the American Stock Exchange under the trading symbol “AGT” and on the Toronto Stock Exchange under the trading symbol “APG.” On October 30, 2006, the closing price per share for our common shares as reported by the American Stock Exchange was $0.38 and as reported by the Toronto Stock Exchange was Cdn$0.42.

The following table sets forth, for the periods indicated, the reported high and low market closing prices per share of our common shares.

	American Stock Exchange		Toronto Stock Exchange
	High	Low	High	Low
	($)		Cdn$
2006:
First Quarter	0.75	0.28	0.88	0.32
Second Quarter	0.85	0.41	0.97	0.47
Third Quarter	0.50	0.35	0.58	0.40
Fourth Quarter (through October 30, 2006)	0.40	0.36	0.45	0.39
2005:
First Quarter	0.77	0.47	0.92	0.56
Second Quarter	0.49	0.27	0.59	0.33
Third Quarter	0.36	0.23	0.41	0.27
Fourth Quarter	0.32	0.17	0.37	0.18
2004:
First Quarter	2.61	1.80	3.30	2.40
Second Quarter	2.11	1.25	2.76	1.72
Third Quarter	1.41	0.54	1.85	0.67
Fourth Quarter	1.05	0.60	1.25	0.72

We have not declared or paid cash dividends on our common shares since our inception and we expect for the foreseeable future to retain all of our earnings from operations for use in expanding and developing our business. Future dividend decisions will consider our then-current business results, cash requirements and financial condition.

CAPITALIZATION

The following table sets forth our consolidated capitalization (i) as of the dates indicated, and (ii) as adjusted to give effect to this offering and our offering of 2,222,221 “flow-through” common shares which was placed in Canada by Regent Mercantile Bancorp Inc. and Limited Market Deal Inc. and was completed on October 30, 2006. The following table should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2005, and the unaudited condensed financial statements for the quarterly period ended June 30, 2006, each of which is incorporated by reference in this prospectus supplement.

	As at Dec. 31, 2005 (1)	As at June 30, 2006
	($000’s) Actual	($000’s) Actual (2)	($000’s) As Adjusted (2)(3)
Canadian GAAP
Current Debt	596	160	160
Long-term Debt	6,676	7,167	7,167
Shareholders’ Equity
Common Shares	161,677	166,614	172,513
Deficit	(129,236)	(136,007)	(136,007)
	32,441	30,607	36,506
Total:	39,713	37,934	43,833
__________________

(1)	These numbers are derived from audited financial statements.

(2)	These numbers are derived from unaudited financial statements.

(3)	Amounts shown are before estimated expenses of offerings.

DILUTION

The difference between the offering price per common share and the pro forma net tangible book value per common share after this offering constitutes dilution to you. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of common shares outstanding.

At June 30, 2006, our net tangible book value was $30.2 million, or $0.25 per common share, under Canadian GAAP. After giving effect to the issuance of the 16,688,206 units and compensation warrants our offering of 2,222,221 “flow-through” common shares which was placed in Canada by Regent Mercantile Bancorp Inc. and Limited Market Deal Inc. and was completed on October 30, 2006, our pro forma net tangible book value as of June 30, 2006 would have been $35.6 million or $0.25 per common share under Canadian GAAP. This represents an immediate increase in the net tangible book value of less than $0.01 per common share to existing shareholders and an immediate decrease in the net tangible book value of $0.05 per common share under Canadian GAAP to the recipients of this offering.

The following table illustrates the per share dilution to you:

Canadian GAAP
Offering price (in U.S. dollars)		$0.30
Net tangible book value per share as of June 30, 2006	$0.25
Increase attributable to new offering	0.00
Adjusted net tangible book value per share after offering		0.25
Decrease per share to new offering recipients		$(0.05)
Decrease as a percentage of issuance price		(17)%

PLAN OF DISTRIBUTION

We are offering units consisting of one common share and one-half of one warrant to purchase one common share for $0.30 per unit. The common shares and unit warrants can be resold as separate securities immediately after their purchase pursuant to this offering. Each whole warrant will entitle its owner to purchase one common share for $0.50 per share. Pursuant to an agency agreement, we engaged Shoreline Pacific, LLC, which we refer to as the placement agent, as our exclusive agent in connection with this offering. In connection with this offering and pursuant to the agency agreement, we will pay fees to the placement agent, who will be working solely on a “best efforts” basis. The placement agent is not purchasing or selling any shares by this prospectus supplement or the related prospectus, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of units. Therefore, we may not sell the entire amount of units offered pursuant to this prospectus supplement. All funds we receive from investors will be placed in a non-interest-bearing escrow account with Signature Bank, which we refer to as the escrow agent. This offering is being conducted in compliance with Securities and Exchange Commission rules 15c2-4 and 10b-9.

The agency agreement provides that the closing the offering of units is subject to certain closing conditions, including (i) commitments from investors in the offering of at least $5,000,000 in the aggregate, (ii) the absence of any material adverse change in our business, (iii) the approval of the American Stock Exchange and the Toronto Stock Exchange and (iv) the receipt of opinions and certificates from us and our counsel. The purchasers will purchase the units pursuant to a securities purchase agreement with us. The securities purchase agreement provides that the obligations of the purchasers in the offering are subject to certain conditions precedent, including (i) the absence of any material adverse change in our business, (ii) the approval of the American Stock Exchange and the Toronto Stock Exchange of the common shares and the common shares underlying the unit warrants and (iii) the receipt of certain opinions and certificates from us and our counsel. All funds that we receive from investors will be placed in a non-interest bearing escrow account with Signature Bank, which we refer to as the escrow agent, until satisfaction of these closing conditions. If the closing conditions are not satisfied by November 15, 2006, we will return your investment to you without interest and without any other offset or deduction within two days.

Confirmations and definitive prospectuses will be delivered, or otherwise made available, to all purchasers who agree to purchase units, informing purchasers of the closing date as to such units. We currently anticipate that closing of the sale of units will take place on or about November 15, 2006. Purchasers will also be informed of the date and manner in which they must transmit the purchase price for their units.

On the scheduled closing date, the following will occur:

• we will receive funds in the amount of the aggregate purchase price;

• we will pay the placement agent fee in accordance with the terms of our agreement with placement agent; and

• the purchasers will receive the units that they purchased.

On September 15, 2006, we entered into a letter agreement with Shoreline Pacific, LLC pursuant to which Shoreline Pacific, LLC agreed to act as an exclusive placement agent in connection with the offering of units under this prospectus supplement and the related prospectus. Pursuant to the agreement, we will pay the placement agent at closing a cash fee equal to seven percent of the gross proceeds to us in the offering. In addition, we agreed to grant compensation warrants to the placement agent to purchase a number of our common shares equal to seven percent of the number of shares of common stock sold by us in the offering. The compensation warrants will be on substantially the same terms as the unit warrants offered hereby, except that the compensation warrants shall have an exercise price equal to $0.50. We have also agreed to reimburse the placement agent for up to $50,000 of legal expenses incurred in connection with the offering, plus a non-accountable expense allowance of $25,000 if the offering closes. Under no circumstances, however, will the fee, commission or discount received by the placement agent or any other NASD member or independent broker-dealer exceed eight percent of the gross proceeds to us in the offering. The estimated offering expenses payable by us, in addition to the placement agent’s fees and reimbursements, are $425,000, which include legal, accounting and printing costs and various other fees associated with registering the units and listing the common shares.

The following table sets forth the cash fee to be paid to the placement agent for this offering on a per unit basis and assuming all of the units offered hereby are sold at the closing.

	Per Unit	Maximum Total
Agent’s Fees	$0.021	$350,452

In addition, the placement agent will also receive the compensation warrants and expense reimbursements described above.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. We may also be required to contribute to payments the placement agent may be required to make in respect of such liabilities.

The agreement with the placement agent and the form of securities purchase agreement with the purchasers and the form of warrant are included as exhibits to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the completion of this offering.

The placement agent, Shoreline Pacific, LLC, may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, Shoreline Pacific, LLC would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of common shares and unit warrants by Shoreline Pacific, LLC. Under these rules and regulations, Shoreline Pacific, LLC:

•	may not engage in any stabilization activity in connection with our securities; and

•
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

DESCRIPTION OF SECURITIES

Description of Common Shares

We are authorized to issue an unlimited number of common shares, without par value. As of October 31, 2006, there were 125,544,104 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of our shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Continuance. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo Gold Corporation, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities senior to the common shares that may then be outstanding.

Redemption

Our common shares are not redeemable or convertible.

Description of Unit Warrants

Each unit will include one-half of one common share purchase warrant. A whole warrant will entitle the holder to purchase one common share at an exercise price of $0.50 per share. The warrants will be exercisable at any time after the closing until three years after the closing.

The warrants will be issued in the form of warrant certificates. The warrant will, among other things, include provisions for the appropriate adjustment in the class, number and price of the common shares to be issued upon exercise of the warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of our common shares, the payment of stock dividends and our amalgamation. In addition, the warrant will contain full-ratchet anti-dilution provisions which will provide that, subject to certain exceptions, if the Company sells, grants an option to purchase or otherwise disposes, issues or reprices any common shares (or any securities that are convertible into or exercisable or exchangeable for common shares) at a price per share less than $0.50 per share, then the exercise price of the warrants will be reduced to such price.

The common shares underlying the unit warrants, when issued upon exercise of a unit warrant, will be fully paid and non-assessable, and we will pay any transfer tax incurred as a result of the issuance of common shares upon exercise.

We are not required to issue fractional shares upon the exercise of a warrant and you may not exercise one-half of one warrant or any other fraction thereof. The holder of a warrant will not possess any rights as a holder of our common shares until he or she exercises the warrant.

A warrant may be exercised upon surrender of the warrant certificate on or before the expiry date of the unit warrant at our principal office in Greenwood Village, Colorado, with the exercise form found on the back of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by money order, wire transfer, bank draft or certified check payable to the order of Apollo Gold Corporation) for the number of common shares with respect to which the unit warrant is being exercised.

The foregoing discussion of material terms and provisions of the unit warrants is qualified in its entirety by reference to the detailed provisions of the warrant certificate.

For the life of the unit warrants, the holders thereof have the opportunity to profit from a rise in the market price of the common shares without assuming the risk of ownership of the common shares underlying the unit warrants. The unit warrant holders may be expected to exercise their unit warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common shares on terms more favorable than those provided for by the unit warrants. Furthermore, the terms on which we could obtain additional capital during the life of the unit warrants may be adversely affected.

TAX CONSIDERATIONS

U.S. Federal Income Tax Considerations

The following is a summary of the material anticipated U.S. federal income tax consequences regarding the acquisition, ownership and disposition of our common shares and unit warrants. This summary applies to you only if you acquire common shares and unit warrants in the offering, hold such common shares and unit warrants as a capital asset and are eligible for benefits under the Convention between the United States of America and Canada with Respect to Taxes on Income and on Capital signed on September 26, 1980, as amended and currently in force, which we refer to as the U.S.-Canada tax treaty. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, regulations promulgated under the Code, administrative rulings and judicial decisions and the U.S.-Canada tax treaty as in effect on the date of this prospectus supplement. Changes in the laws may alter the tax treatment of our common shares, possibly with retroactive effect.

This summary is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the U.S.. In addition, it does not address all tax consequences that may be relevant to you in your particular circumstances, nor does it apply to you if you are a holder with a special status, such as:

•	a person that owns, or is treated as owning under certain ownership attribution rules, 5% or more of our voting shares;

•	a broker, dealer or trader in securities or currencies;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a qualified retirement plan or individual retirement account;

•	a person that holds our common shares or warrants as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation, small business investment company or pass-through entity;

•	an investor in a partnership, S corporation, small business investment company or pass-through entity;

•	a person whose functional currency for tax purposes is not the U.S. dollar;

•	a person liable for alternative minimum tax;

•	a U.S. Holder (as defined below) who is a resident or deemed to be a resident in Canada pursuant to the Income Tax Act (Canada); and

•
a Non-U.S. Holder (as defined below) that has a trade or business in the United States, or is an individual that either has a tax home in the United States or is present within the United States for 183 days or more during the taxable year.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds common shares or unit warrants, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A partner of a partnership that owns or may acquire common shares or unit warrants should consult the partner’s tax advisor regarding the specific tax consequences of the acquisition and ownership of our common shares and unit warrants.

It is assumed for purposes of this summary that we are not, have not at any time been and will not be after this offering a “controlled foreign corporation” as defined in Section 957(a) of the Code.

YOU SHOULD CONSULT YOUR OWN ADVISOR REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES AND UNIT WARRANTS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Allocation of purchase price between the common shares and the unit warrants

For U.S. federal income tax purposes, your acquisition of a unit will be treated as an acquisition of two components: a common share and a unit warrant (or portion thereof) to purchase common shares. The purchase price for each unit will be allocated between those components in proportion to their respective fair market values at the time of purchase, and such allocation will establish your initial tax basis in the common share and the unit warrant (or portion thereof) that comprise each unit.

U.S. Holders

The following discussion applies to you if you are a “U.S. Holder.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a common share or warrant that is, for U.S. federal income tax purposes:

•
an individual citizen or resident of the United States (including aliens who are “green card holders” or who are present in the U.S. for 31 days or more in the calendar year and where certain other requirements are met);

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust (1) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or (2) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control.

Distributions

We do not anticipate paying dividends in the foreseeable future. However, subject to the discussion below under “- Passive foreign investment company,” the gross amount of distributions, if any, payable by us on our common shares generally would be treated as dividend income to the extent paid out of current or accumulated earnings and profits. Any such income would be treated as U.S. source income for U.S. foreign tax credit purposes to the extent paid from earnings and profits accumulated by a domestic corporation engaged in a U.S. trade or business. A distribution on our shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted basis in such shares and then as capital gain. See “Sale or other disposition of common shares or unit warrants” below.

Canadian withholding tax on dividend distributions paid by us to a U.S. Holder is generally reduced to 15% pursuant to the U.S.-Canada tax treaty. U.S. Holders generally may claim the amount of any Canadian income taxes withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability, subject to numerous complex limitations, which must be determined and applied on an individual basis. A U.S. Holder’s ability to claim such a credit again U.S. federal income tax liability may be limited to the extent that dividends on our common stock are treated as having a U.S. source.

Sale or other dispositions of common shares or unit warrants

Subject to the discussion under “— Passive foreign investment company” below, in general, if you sell or otherwise dispose of common shares or unit warrants in a taxable disposition:

•
you will recognize gain or loss equal to the difference (if any) between the U.S. dollar value of the amount realized on such sale or other taxable disposition and your adjusted tax basis in such common shares or unit warrants;

•
any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the common shares or unit warrants sold is more than one year at the time of such sale or other taxable disposition; and

•
any gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which this gain is attributable.

Long-term capital gains of individual taxpayers are generally subject to a 15% maximum U.S. federal income tax rate for capital gains recognized in taxable years beginning before January 1, 2011. The deductibility of capital losses is subject to limitations.

If you are a cash basis taxpayer who receives foreign currency, such as Canadian dollars, in connection with a sale or other taxable disposition of common shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such common shares, as determined on the settlement date of such sale or other taxable disposition.

If you are an accrual basis taxpayer who receives foreign currency in a sale or other taxable disposition of common shares, you generally may elect the same treatment required of cash basis taxpayers with respect to a sale or other taxable disposition of common shares, provided the election is applied consistently from year to year. The election may not be changed without the consent of the IRS. If you are an accrual basis taxpayer and do not elect to be treated as a cash basis taxpayer (pursuant to the U.S. Treasury Regulations applicable to foreign currency transactions) for this purpose, you might have a foreign currency gain or loss for U.S. federal income tax purposes because of differences between the U.S. dollar value of the foreign currency received prevailing on the date of the sale or other taxable disposition of our common shares and the date of payment. Any such currency gain or loss generally will be treated as ordinary income or loss and would be in addition to gain or loss, if any, that you recognized on the sale or other taxable disposition of common shares.

It is unclear whether the foregoing rules concerning the translation of foreign currency will apply to the sale or other taxable disposition of warrants.

Passive foreign investment company

PFIC Rules Generally. U.S. Holders of common shares and unit warrants would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we were or were to become a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. The tests for determining PFIC status are applied annually and are dependent upon a number of factors, some of which are beyond our control.  We do not expect to be a PFIC for the 2006 tax year, although we can provide no certainty concerning this result. For 2007 and later years, we can provide no assurance concerning whether we are likely to be a PFIC as a result of future financial results. We do not intend to make or issue to U.S. Holders determinations of our status as a PFIC for any taxable year.

In general terms, we will be a PFIC for any tax year in which either (i) 75% or more of our gross income is passive income or (the “income test”) (ii) the average percentage, by fair market value, of our assets that produce or are held for the production of passive income is 50% or more (the “asset test”). “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. We could become a PFIC for a tax year if we have either (i) losses from sales activities together with interest income (and/or other passive income) in excess of those losses or (ii) positive gross profit from sales and interest income (and/or other passive income) that constitutes 75% or more of our total gross income. In these situations, we could be a PFIC even without recognizing substantial amounts of passive income.

If we were, or were to become, a PFIC for any year in which a U.S. Holder owns our common shares, gain on a disposition or deemed disposition by the U.S. Holder of our common shares, and the amount of “excess distributions”, if any, payable on our common shares, would be subject to a special adverse tax regime. Such gains and excess distributions would be allocated ratably to the U.S. Holder’s holding period. The U.S. Holder would include as ordinary income for the year of the disposition (or deemed disposition) or excess distribution the amount allocated to that year. The U.S. Holder would be taxed on prior years’ allocations at the highest marginal rates applicable to ordinary income for each such year and would be subject to interest charges to reflect the value of the U.S. income tax deferral. U.S. Holders must report any gains or distributions received from a PFIC by filing a Form 8621 with their returns.

As discussed below, it we were, or were to become, a PFIC, a U.S. Holder of common shares (but not unit warrants) could make a qualified electing fund (“QEF”) election or “market to market” election to avoid the special rules described above for “excess distributions”.

QEF Election to Reduce Impact of PFIC Rules. The rules described above for "excess distributions" will not apply to a U.S. Holder if the U.S. Holder makes a QEF election for the first taxable year of the U.S. Holder's holding period for our common stock during which we are a PFIC and we comply with specified reporting requirements. A QEF election for a taxable year generally must be made on or before the due date (as may be extended) for filing the taxpayer's federal income tax return for the year. A U.S. Holder who makes a QEF election generally must report on a current basis his or her share of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings.

Upon request, we will endeavour to provide to a U.S. Holder no later than ninety days after the request the information required to make a QEF election. A U.S. Holder who makes a QEF election must file a Form 8621 with their annual return. Upon request from a U.S. Holder we will endeavour to furnish an annual statement containing the information necessary to complete a Form 8621 within ninety days after the request.

Mark-to-Market Election to Reduce Impact of PFIC Rules. If we become a PFIC, a U.S. Holder of our common stock may elect to recognize any gain or loss on our common stock on a mark−to−market basis at the end of each taxable year, so long as the ordinary shares are regularly traded on a qualifying exchange. The mark−to−market election under the PFIC rules is an alternative to the QEF election. We cannot provide assurance that our stock will be considered regularly traded on a qualifying exchange for all years in which we may be a PFIC. A U.S. Holder who makes a mark-to-market election generally must recognize as ordinary income all appreciation inherent in the U.S. Holder’s investment in our common stock on a mark-to-market basis and may recognize losses inherent in our common stock only to the extent of prior mark-to-market gain recognition. The mark−to−market election must be made by the due date (as may be extended) for filing the taxpayer's federal income tax return for the first year in which the election is to take effect.

Treatment of Unit Warrants under PFIC Rules. If we were, or were to become, a PFIC, U.S. Holders of unit warrants would be taxed under the adverse rules for “excess distributions” on gain from the sale or other disposition of their warrants. Exercise of the warrants would not be a taxable event but the holding period of the stock obtained on exercise, for purposes of the PFIC tax regime, would include the holding period of the unit warrants. However, under current regulations, a U.S. Holder of unit warrants will not generally be able to make a QEF election or mark-to-market election with respect to the unit warrants. Further, if a U.S. Holder of unit warrants were to make either such election for common stock received on exercise of a unit warrant, the U.S. Holder will be required to treat as an “excess distribution” (subject to the adverse rules described above) any appreciation inherent in the common stock when the election first becomes effective.

Rules for Lower-Tier PFIC Subsidiaries. Special adverse rules apply to U.S. Holders of our shares for any year in which we are a PFIC and have a non−U.S. subsidiary that is also a PFIC (a "lower tier PFIC"). If we are a PFIC and a U.S. Holder of common shares does not make a QEF election (as described above) in respect of any lower tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower tier PFIC or if the U.S. Holder disposes of all or part of our common shares. A QEF election that is made for our common shares will not apply to a lower tier PFIC. Moreover, the mark-to-market election (as described above) is not available for lower-tier PFICs.

Exercise of unit warrants

No gain or loss will be recognized for U.S. federal income tax purposes by U.S. Holders of the unit warrants upon the exercise thereof in exchange for common shares (except if cash is received in lieu of the issuance of fractional common shares). A holder’s tax basis in the common shares received on exercise of unit warrants will equal the sum of its tax basis in the unit warrants (which in the case of an initial holder, will equal the portion of the purchase price of the unit allocated to the unit warrant, as described above) plus the exercise price paid on the exercise thereof. Subject to the discussion above captioned “- Passive foreign investment company”, the holding period of the common shares received on the exercise of the unit warrants generally will not include the holding period of the unit warrants.

Expiration of unit warrants

Upon the expiration of a unit warrant, a U.S. Holder will recognize a loss equal to its adjusted tax basis in the unit warrant. The loss generally will be a capital loss provided that the common shares issuable upon exercise of the unit warrants would have been capital assets if acquired by the U.S. Holder of common shares.

Adjustment of unit warrants

Adjustments to the number of common shares issuable upon exercise of the unit warrants or to the exercise price of the unit warrants pursuant to the anti-dilution provisions for the unit warrants, as more fully described under “Description of Securities — Description of Unit Warrants to be Issued in This Offering”, may in certain circumstances result in a taxable deemed distribution to the holders of unit warrants pursuant to Section 305 of the Internal Revenue Code of 1986, as amended, if such change has the effect of increasing the holder’s proportionate interest in our earnings and profits or assets. In general, anti-dilution adjustments are not treated as resulting in deemed distributions. However, if, for example, the adjustment were considered an adjustment to compensate for taxable cash or property distribution to other shareholders, a taxable deemed distribution could result.

Non-U.S. Holders

The following summary applies to you if you are a non-U.S. Holder of common shares or unit warrants. A non-U.S. Holder is a beneficial owner of common shares or unit warrants that is not a U.S. Holder.

Distributions

In general, you will not be subject to U.S. federal income tax or withholding tax on dividends, if any, received from us with respect to common shares, unless such income is effectively connected with your conduct of a trade or business in the United States or, if a treaty applies, such income is (instead) attributable to a permanent establishment or fixed base you maintain in the United States.

Sale or other disposition of common shares or unit warrants

In general, you will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of common shares or unit warrants unless:

•
such gain is effectively connected with your conduct of a U.S. trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or fixed base you maintain in the United States; or

•	you are an individual who is present in the United States for 183 days or more during the taxable year of disposition or have a tax home in the United States, and certain other requirements are met.

Information reporting and backup withholding

U.S. Holders of our common shares or unit warrants may be subject to information reporting and may be subject to backup withholding currently at a rate of 28% on distributions on our common shares or on the proceeds from a sale or exchange of our common shares or unit warrants paid within the United States. Payments of distributions on, or the proceeds from the sale of, our common shares or unit warrants to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances. Backup withholding will generally not apply, however, to a U.S. Holder who:

•	furnishes a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding on IRS Form W-9 (or substitute form); or

•	is otherwise exempt from backup withholding.

In general, a Non-U.S. Holder will not be subject to information reporting and backup withholding. However, a Non-U.S. Holder may be required to establish an exemption from information reporting and backup withholding by certifying the Non-U.S. Holder’s non-U.S. status on Form W-8BEN.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner.

LEGAL MATTERS

Lackowicz, Shier & Hoffman, Yukon Territory, Canada, has provided its opinion on the validity of the securities offered by this prospectus supplement.

EXPERTS

Our reserves at December 31, 2005, incorporated by reference herein, were prepared by us and audited by Mine Development Associates. All information regarding reserves incorporated by reference herein is in reliance upon the authority of that firm as experts in such matters.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is CIBC Mellon Trust Company, P. O. Box 7010 Adelaide Postal Station, Toronto, Ontario M5E 2W9, Canada.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities; provided that this prospectus will not incorporate any information we may furnish to the SEC under Item 2.02 or Item 7.01 of Form 8-K:

•	Annual report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•
Current reports on Form 8-K filed January 13, 2006, January 26, 2006, January 27, 2006, January 31, 2006, February 24, 2006, April 17, 2006, May 15, 2006 (Item 8.01 only), May 31, 2006, August 2, 2006 and October 31, 2006;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2006; and

•	Description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on June 22, 2003.

You may request a copy of the documents incorporated by reference in this prospectus supplement at no cost through our website (www.apollogold.com) as soon as reasonably practicable after we electronically file the material with the SEC, or by writing or telephoning us at the following address:

Investor Relations
Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, CO 80111
(720) 886-9656

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act, with respect to securities offered by the prospectus and this prospectus supplement. The prospectus and this prospectus supplement, which constitute part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and our common shares.

PROSPECTUS

$100,000,000

APOLLO GOLD CORPORATION

Debt Securities
Common Shares
Warrants

Apollo Gold Corporation (together with its subsidiaries, “Apollo Gold,” “we,” “us,” or “our company”) may offer and sell from time to time our debt securities, common shares or warrants, in one or more transactions up to a total dollar amount of $100,000,000.

This prospectus provides you with a general description of the securities that we may offer. The accompanying prospectus supplement sets forth specific information with regard to the particular securities being offered and may add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with any additional information which is incorporated by reference into this prospectus.

Our common shares are traded on the American Stock Exchange under the symbol “AGT” and on the Toronto Stock Exchange under the symbol “APG.”

References in this prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “cdn$”.

This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” beginning on page 4 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2004

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated in this prospectus.

We are not making an offer of these securities in any jurisdiction where the offering is not permitted.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus or the dates of the documents incorporated by reference.

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. We may use this prospectus to sell securities only if it is accompanied by a prospectus supplement.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file annual, quarterly and periodic reports, proxy statements and other information with the SEC. The SEC maintains a web site (http://www.sec.gov) on which our reports, proxy statements and other information are made available. Such reports, proxy statements and other information may also be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We have filed with the SEC a Registration Statement on Form S-3, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and the exhibits to the Registration Statement for further information with respect to us and the securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and in prior reports. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered pursuant to this prospectus have been sold:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2003;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004;

3.	Report on Form 8-K filed June 30, 2004; and

4.	The description of our capital stock set forth in our Registration Statement on Form 10, filed June 23, 2003.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to either the Chief Financial Officer or the General Counsel, Apollo Gold Corporation, 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237, telephone (720) 886-9656.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “anticipates,” “expects,” “intends,” “forecasts,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and similar expressions identify forward-looking statements. These statements include comments regarding: the establishment and estimates of mineral reserves and resources, production, production commencement dates, production costs, cash operating costs, total cash costs, grade, processing capacity, potential mine life, feasibility studies, development costs, expenditures and exploration.

Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors described in more detail in this prospectus:

•	unexpected changes in business and economic conditions;

•	significant increases or decreases in gold prices;

•	changes in interest and currency exchange rates;

•	timing and amount of production;

•	unanticipated grade changes;

•	unanticipated recovery or production problems;

•	changes in mining and milling costs;

•	metallurgy, processing, access, availability of materials, equipment, supplies and water;

•	determination of reserves;

•	changes in project parameters;

•	costs and timing of development of new reserves;

•	results of current and future exploration activities;

•	results of pending and future feasibility studies;

•	joint venture relationships;

•	political or economic instability, either globally or in the countries in which we operate;

•	local and community impacts and issues;

•	timing of receipt of government approvals;

•	accidents and labor disputes;

•	environmental costs and risks;

•	competitive factors, including competition for property acquisitions;

•	availability of external financing at reasonable rates or at all; and

•	the factors discussed in this prospectus under the heading “Risk Factors.”

Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus, in an accompanying prospectus supplement and in any documents incorporated by reference into this prospectus and the related prospectus supplement. We undertake no obligation to update forward-looking statements.

OUR BUSINESS

The earliest predecessor to Apollo Gold Corporation was incorporated under the laws of the Province of Ontario in 1936. In May 2003, it reincorporated under the laws of the Yukon Territory. Apollo Gold Corporation maintains its registered office at 204 Black Street, Suite 300, Whitehorse, Yukon Territory, Canada Y1A 2M9, and the telephone number at that office is (867) 668-5252. Apollo Gold Corporation maintains its principal executive office at 4601 DTC Boulevard, Suite 750, Denver, Colorado 80237-2571, and the telephone number at that office is (720) 886-9656. Our internet address is http://www.apollogold.com. Information contained on our website is not a part of this prospectus.

We are principally engaged in the exploration, development and mining of gold. We have focused our mining efforts to date on two principal properties: our Montana Tunnels Mine, a low grade open pit gold and base metals mine located near Helena, Montana, and our Florida Canyon Mine, a low grade open pit heap leach mine located southwest of Winnemucca, Nevada. Five miles south of the Florida Canyon Mine, we are developing an open pit at the Standard Mine, along with constructing a leach pad and purchasing associated equipment, which will be operated in conjunction with our Florida Canyon Mine. During 2003, we acquired and incorporated into the Standard Mine property additional land positions in Buffalo Canyon. We are continuing to drill our Black Fox development property located in Ontario, Canada. Our exploration properties include our Pirate Gold, Nugget Field and Diamond Hill properties, our recently acquired Buffalo Canyon property near the Standard Mine Project and claims staked and land acquired at the Willow Creek property located near the Florida Canyon Mine, and our Huizopa joint venture property in the State of Sonora, Mexico.

RISK FACTORS

An investment in the securities involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the securities. In addition to historical information, the information in this prospectus contains “forward-looking” statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

We have a history of losses and we expect to incur losses in the future.

Since our inception through a merger in June 2002, we have incurred significant losses. Our net losses were $2,186,000 and $3,051,000 for the years ended December 31, 2003 and 2002, respectively. For the six months ended June 30, 2004, we had a net loss of $7,921,000, and we expect to incur a loss for the twelve months ended December 31, 2004. There can be no assurance that we will achieve or sustain profitability in the future.

We have a limited operating history on which to evaluate our potential for future success.

We were formed as a result of a merger in June 2002 and have only a limited operating history upon which you can evaluate our business and prospects. During this period, we have not generated sufficient revenues to cover our expenses and costs. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

We are dependent on certain key personnel.

We are currently dependent upon the ability and experience of R. David Russell, our President and Chief Executive Officer; R. Llee Chapman, our Vice President-Finance, Chief Financial Officer, Treasurer and Controller; Richard F. Nanna, our Vice President-Exploration; and Melvyn Williams, our Senior Vice President-Finance and Corporate Development. We believe that our success depends on the continued service of our key officers and there can be no assurance that we will be able to retain any or all of such officers. We currently do not carry key person insurance on any of these individuals, and the loss of one or more of them could have a material adverse effect on our operations.

Our earnings may be affected by metals price volatility, specifically the volatility of gold and zinc prices.

We derive all of our revenues from the sale of gold, silver, lead and zinc and, as a result, our earnings are directly related to the prices of these metals. Changes in the price of gold significantly affect our profitability. Gold prices historically have fluctuated widely, based on numerous industry factors including:

•	industrial and jewelry demand;

•	central bank lending, sales and purchases of gold;

•	forward sales of gold by producers and speculators;

•	production and cost levels in major gold-producing regions; and

•	rapid short-term changes in supply and demand because of speculative or hedging activities.

Gold prices are also affected by macroeconomic factors, including:

•	confidence in the global monetary system;

•	expectations of the future rate of inflation (if any);

•	the strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted) and other currencies;

•	interest rates; and

•	global or regional political or economic events, including but not limited to acts of terrorism.

The current demand for, and supply of, gold also affects gold prices. The supply of gold consists of a combination of new production from mining and existing shares of bullion held by government central banks, public and private financial institutions, industrial organizations and private individuals. As the amounts produced by all producers in any single year constitute a small portion of the total potential supply of gold, normal variations in current production do not usually have a significant impact on the supply of gold or on its price. Mobilization of gold held by central banks through lending and official sales may have a significant adverse impact on the gold price.

The market prices for silver, zinc and lead are also volatile and are affected by numerous factors beyond our control, including global or regional consumptive patterns, speculative activities, and general global political and economic conditions. Our Montana Tunnels Mine has historically produced approximately 45 million pounds of these metals annually, and therefore the market prices of these metals have a significant effect on our financial condition and results of operations.

All of the above factors are beyond our control and are impossible for us to predict. If the market prices for gold, silver, zinc or lead fall below our costs to produce them for a sustained period of time, we will experience additional losses and we could also be required by our reduced revenue to discontinue exploration, development and/or mining at one or more of our properties.

On September 16, 2004, the closing prices for gold, silver as reported on the London P.M. fix were $403.40 per ounce, $6.2675 per ounce, respectively and the closing prices for zinc and lead as reported on the London Metals Exchange were $0.45 per pound and $0.41 per pound, respectively.

Our reserve estimates are potentially inaccurate.

We estimate our reserves on our properties as either “proven reserves” or “probable reserves.” Our ore reserve figures and costs are primarily estimates and are not guarantees that we will recover the indicated quantities of these metals. We estimate proven reserve quantities based on sampling and testing of sites conducted by us and by independent companies hired by us. Probable reserves are based on information similar to that used for proven reserves, but the sites for sampling are less extensive, and the degree of certainty is less. Reserve estimation is an interpretive process based upon available geological data and statistical inferences and is inherently imprecise and may prove to be unreliable. The amount and economic value of reserves may be adversely affected by:

•	declines in the market price of the various metals we mine;

•	declines in the quality of the ore we mine;

•	increased production or capital costs; or

•	reduced recovery rates.

Reserve estimates will be reduced as existing reserves are depleted through production. Reserves may be reduced due to lower than anticipated volume and grade of reserves mined and processed and recovery rates. Our reserve estimates for the Standard Mine property, that has not yet commenced commercial production, may change based on actual production experience.

Reserve estimates are calculated using assumptions regarding metals prices. These prices have fluctuated widely in the past. Declines in the market price of metals, as well as increased production costs, capital costs and reduced recovery rates, may render reserves uneconomic to exploit. Any material reduction in our reserves may lead to increased net losses, reduced cash flow, asset write-downs and other adverse effects on our results of operations and financial condition. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the amount of metal estimated will be produced or the indicated level of recovery of these metals will be realized.

We may not achieve our production estimates.

We prepare estimates of future production for our operations. We develop our plans based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. Our actual production may vary from estimates for a variety of reasons, including:

•	risks and hazards of the types discussed in this section;

•	actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics;

•	short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades;

•	mine failures, pit wall slides or cave-ins or equipment failures;

•	natural phenomena such as inclement weather conditions, floods and earthquakes;

•	unexpected labor shortages or strikes;

•	restrictions or regulations imposed by government agencies; and

•	litigation pursued by governmental agencies or environmental groups.

Each of these factors also applies to the Standard Mine now under construction and other future development properties not yet in production and to the Montana Tunnels and Florida Canyon expansions. In these cases, we do not have the benefit of actual experience in our estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Our future profitability depends in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems, costs and delays.

From time to time we will engage in the development of new ore bodies. Our ability to sustain or increase our present level of production is dependent in part on the successful exploration and development of new ore bodies and/or expansion of existing mining operations. Decisions about the development of Black Fox and other future projects may be based on feasibility studies. The economic feasibility of our development projects is based upon many factors, including:

•	estimates of reserves;

•	anticipated metallurgical characteristics that are to be mined and processed;

•	anticipated recurring rates of gold and other minerals from the ore;

•	capital and operating costs of comparable facilities and equipment; and

•	future gold/metal prices.

Development projects are also subject to the successful completion of feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.

Development projects have no operating history upon which to base estimates of future cash flow. Our estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon detailed geologic and engineering analysis. We also conduct feasibility studies that derive estimates of capital and operating costs based upon many factors, including:

•	anticipated tonnage and grades of ore to be mined and processed;

•	the configuration of the ore body;

•	ground and mining conditions;

•	expected recovery rates of the gold from the ore; and

•	anticipated environmental and regulatory compliance costs.

It is possible that actual costs and economic returns may differ materially from our best estimates. It is not unusual in the mining industry for new mining operations to experience unexpected problems during the start-up phase and to require more capital than anticipated. There can be no assurance that our operations at the Standard Mine or any other development property will be profitable.

Exploration in general, and gold exploration in particular, are speculative and are frequently unsuccessful.

Mineral exploration, particularly for gold and silver, is highly speculative in nature, capital intensive, involves many risks and frequently is nonproductive. There can be no assurance that our mineral exploration efforts will be successful. Success in increasing our reserves will be the result of a number of factors, including the following:

•	quality of management;

•	geological and technical expertise;

•	quality of land available for exploration; and

•	capital available for exploration.

If we discover a site with gold or other mineralization, it will take a number of years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that our exploration programs will result in the expansion or replacement of existing ore reserves that are being depleted by current production.

We are dependent upon two mining properties.

All of our revenues are currently derived from our mining and milling operations at the Montana Tunnels Mine and Florida Canyon Mine, which are low grade mines. If operations at either of these mines or at any of our processing facilities are reduced, interrupted or curtailed, for any reason, our results of operations and financial condition could be materially adversely affected.

If we do not achieve additional financing, then our mining operations and development activities will be curtailed.

We had cash and short term investments of $3.2 million as of August 31, 2004. Our current cash and short term investments and cash flows from operations are not sufficient to fund our operations and development activities at current levels. External financing would be needed to carry out the following plans: (a) finish the stripping program at Montana Tunnels and bring this mine into a cash positive situation and (b) complete the construction of the Standard mine, (c) progress Black Fox through feasibility and continue development drilling, and (d) commence drilling at the Huizopa project.

In order to achieve these plans, we will require external financing, which may include nonbank debt or equity financing by additional sales of our common shares and/or securities that are convertible into shares of our common shares. There can be no assurance that additional financing will be available on terms acceptable to us, or at all. If we cannot obtain sufficient financing, we will be required to suspend operations at Montana Tunnels and development drilling at Black Fox, or cease construction of the Standard Mine, and our future revenues, operating results and financial condition would be materially adversely affected.

We do not currently have and may not be able to raise the funds necessary to explore and develop our Black Fox and Huizopa properties and our other properties.

We do not currently have sufficient funds to complete a feasibility study on or develop our Black Fox property, or to begin exploration drilling at our Huizopa property. We will need additional external financing to perform a feasibility study and, if successful, develop a mine at Black Fox, and to fund the exploration and development of Huizopa and our other properties. Black Fox, Huizopa and our other development properties will require significant capital expenditures. Sources of external financing may include bank and nonbank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition.

Possible hedging activities could expose us to losses.

In connection with a previous financing we have gold hedging contracts covering 32,000 ounces as of September 1, 2004 that involve the use of put and call options. The contracts give the holder the right to buy and us the right to sell stipulated amounts of gold at the upper and lower exercise prices, respectively. The contracts continue through April 25, 2005, with a put option of $295 per ounce and a call option of $345 per ounce. Based on recent gold prices of approximately $400 per ounce, we are realizing about $55 an ounce less than the market price on our currently outstanding hedging positions.

In the future, we may enter into additional precious and/or base metals hedging contracts that may involve outright forward sales contracts, spot-deferred sales contracts, the use of options which may involve the sale of call options and the purchase of all these hedging instruments. There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Some hedging instruments may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

We face substantial governmental regulation.

Safety. Our U.S. mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA. Our policy is to comply with applicable directives and regulations of MSHA and OSHA. We have made and expect to make in the future, significant expenditures to comply with these laws and regulations.

Current Environmental Laws and Regulations. We must comply with environmental standards, laws and regulations that may result in increased costs and delays depending on the nature of the regulated activity and how stringently the regulations are implemented by the regulatory authority. The costs and delays associated with compliance with such laws and regulations could stop us from proceeding with the exploration of a project or the operation or future exploration of a mine. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. These requirements include regulations under many state and U.S. federal laws and regulations, including:

•	the Comprehensive Environmental Response, Compensation and Liability Act of 1980 which regulates and establishes liability for the release of hazardous substances;

•	the Endangered Species Act;

•	the Clean Water Act;

•	the Clean Air Act;

•	the Resource Conservative and Recovery Act;

•	the Migratory Bird Treaty Act;

•	the Safe Drinking Water Act;

•	the Emergency Planning and Community Right-to-Know Act;

•	the Federal Land Policy and Management Act;

•	the National Environmental Policy Act;

•	the National Historic Preservation Act;

•	Montana Comprehensive Environmental Cleanup and Responsibility Act;

•	Montana Strip and Underground Mine Reclamation Act; and

•	Nevada Mined Land Reclamation statute.

Some of our properties are located in historic mining districts with past production and abandoned mines. The major historical mine workings and processing facilities owned (wholly or partially) by us are being targeted by the Montana Department of Environmental Quality (“MDEQ”) for publicly funded cleanup, which reduces our exposure to financial liability. We are participating with the MDEQ under Voluntary Cleanup Plans on those sites. Our cleanup responsibilities have been completed at the Corbin Flats Facility and at the Gregory Mine site, both located in Jefferson County, Montana, under programs involving cooperative efforts with the MDEQ. The Corbin Flats Facility was the MDEQ’s number one priority site in Jefferson County targeted for cleanup under the Montana Comprehensive Environmental Cleanup and Responsibility Act (“CECRA”). The MDEQ has reimbursed us for more than half of our cleanup costs at the Corbin Flats Facility under two Montana State public environmental cleanup funding programs. MDEQ is contemplating remediation of the Washington Mine site at public expense under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). In February 2004, we consented to MDEQ’s entry onto the portion of the Washington Mine site owned by us to undertake publicly funded remediation under SMCRA. In March 2004, we entered into a definitive written settlement agreement with MDEQ and the Bureau of Land Management (“BLM”) under which MDEQ will conduct publicly funded remediation of the Wickes Smelter site under SMCRA and will grant us a site release in exchange for our donation of the portion of the site owned by us to BLM for use as a waste repository. However, there can be no assurance that we will continue to resolve disputed liability for historical mine and ore processing facility waste sites on such favorable terms in the future. We remain exposed to liability, or assertions of liability, that would require expenditure of legal defense costs, under joint and several liability statutes for cleanups of historical wastes that have not yet been completed.

Environmental laws and regulations may also have an indirect impact on us, such as increased costs for electricity due to acid rain provisions of the Clean Air Act Amendments of 1990. Charges by refiners to which we sell our metallic concentrates and products have substantially increased over the past several years because of requirements that refiners meet revised environmental quality standards. We have no control over the refiners’ operations or their compliance with environmental laws and regulations.

Potential Legislation. Changes to the current laws and regulations governing the operations and activities of mining companies, including changes to the U.S. General Mining Law of 1872, and permitting, environmental, title, health and safety, labor and tax laws, are actively considered from time to time. We cannot predict which changes may be considered or adopted and changes in these laws and regulations could have a material adverse impact on our business. Expenses associated with the compliance with new laws or regulations could be material. Further, increased expenses could prevent or delay exploration or mine development projects and could therefore affect future levels of mineral production.

We are subject to environmental risks.

Environmental Liability. We are subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste rock and materials that could occur as a result of our mineral exploration and production. To the extent that we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy environmental pollution would reduce funds otherwise available to us and could have a material adverse effect on our financial condition or results of operations. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on us. We have not purchased insurance for environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) because it is not generally available at a reasonable price or at all.

Environmental Permits. All of our exploration, development and production activities are subject to regulation under one or more of the various state, federal and provincial environmental laws and regulations in Canada, Mexico and the U.S. Many of the regulations require us to obtain permits for our activities. We must update and review our permits from time to time, and are subject to environmental impact analyses and public review processes prior to approval of the additional activities. It is possible that future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have a significant impact on some portion of our business, causing those activities to be economically reevaluated at that time. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our financial capabilities. The posting of bonding in accordance with regulatory determinations is a condition to the right to operate under all material operating permits, and therefore increases in bonding requirements could prevent our operations from continuing even if we were in full compliance with all substantive environmental laws.

We face strong competition from other mining companies for the acquisition of new properties.

Mines have limited lives and as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the United States, Canada and Mexico and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable.

The titles to some of our properties may be uncertain or defective.

Certain of our United States mineral rights consist of “unpatented” mining claims created and maintained in accordance with the U.S. General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law. Also, unpatented mining claims and related rights, including rights to use the surface, are subject to possible challenges by third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law. In addition, there are few public records that definitively control the issues of validity and ownership of unpatented mining claims.

In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law. Although no such legislation has been adopted to date, there can be no assurance that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on federal lands. If such legislation is ever adopted, it could have an adverse impact on earnings from our operations, could reduce estimates of our reserves and could curtail our future exploration and development activity on federal lands.

While we have no reason to believe that the existence and extent of any of our properties are in doubt, title to mining properties are subject to potential claims by third parties claiming an interest in them.

We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

We derive the rights to most of our mineral properties from unpatented mining claims, leaseholds, joint ventures or purchase option agreements which require the payment of maintenance fees, rents, or purchase price installments, exploration expenditures, or other fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. Our ability to transfer or sell our rights to some of our mineral properties requires government approvals or third party consents, which may not be granted.

Our operations may be adversely affected by risks and hazards associated with the mining industry.

Our business is subject to a number of risks and hazards including:

•	environmental hazards;

•	political and country risks;

•	industrial accidents;

•	labor disputes;

•	unusual or unexpected geologic formations;

•	cave-ins;

•	slope failures and landslides; and

•	flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

•	damage to or destruction of mineral properties or producing facilities;

•	personal injury or death;

•	environmental damage;

•	delays in mining;

•	monetary losses; and

•	legal liability.

For some of these risks, we maintain insurance to protect against these losses at levels consistent with our historical experience and industry practice. However, we may not be able to maintain current levels of insurance, particularly if there is a significant increase in the cost of premiums. Insurance against environmental risks is generally too expensive or not available for us and other companies in our industry, and, therefore, we do not maintain environmental insurance. To the extent we are subject to environmental liabilities, we would have to pay for these liabilities. Moreover, in the event that we are unable to fully pay for the cost of remedying an environmental problem, we might be required to suspend or significantly curtail operations or enter into other interim compliance measures.

The market price of our common shares could experience volatility and could decline significantly.

Our common shares are listed on the American Stock Exchange and the Toronto Stock Exchange. Securities of small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. Our share price is also likely to be significantly affected by short-term changes in gold prices or in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that could have an effect on the price of our common shares include the following:

•	the extent of analytical coverage available to investors concerning our business could be limited if investment banks with research capabilities do not continue to follow our securities;

•	the trading volume and general market interest in our securities could affect an investor’s ability to trade significant numbers of common shares;

•	the relatively small size of the public float will limit the ability of some institutions to invest in our securities; and

•
a substantial decline in our shares price that persists for a significant period of time could cause our securities to be delisted from the American Stock Exchange and the Toronto Stock Exchange, further reducing market liquidity.

As a result of any of these factors, the market price of our common shares at any given point in time might not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We could in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

You could have difficulty or be unable to enforce certain civil liabilities on us, certain of our directors and our experts.

We are a Yukon Territory, Canada, corporation. Substantially all of our assets are located outside of Canada and our head office is located in the United States. Additionally, a number of our directors and the experts named in this prospectus are residents of Canada. Although we have appointed Lackowicz, Shier & Hoffman as our agents for service of process in the Yukon Territory, it might not be possible for investors to collect judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation. It could also be difficult for you to effect service of process in connection with any action brought in the United States upon such directors and experts. Execution by United States courts of any judgment obtained against us, or any of the directors, executive officers or experts named in this prospectus, in United States courts would be limited to the assets or the assets of such persons or corporations, as the case might be, in the United States. The enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States is doubtful.

If we complete additional equity financings, then our existing shareholders may experience dilution.

Any additional equity financing that we obtain would involve the sale of our common shares and/or sales of securities that are convertible or exercisable into shares of our common shares, such as share purchase warrants or convertible notes. There is no assurance that we will be able to complete equity financings that are not dilutive to our existing shareholders.

There may be certain tax risks associated with investments in our company.

Potential investors that are United States taxpayers should consider that we could be considered to be a “passive foreign investment company” (“PFIC”) for federal income tax purposes. Although we believe that we currently are not a PFIC and do not expect to become a PFIC in the near future, the tests for determining PFIC status are dependent upon a number of factors, some of which are beyond our control, and we can not assure you that we would not become a PFIC in the future. If we were deemed to be a PFIC, then a United States taxpayer who disposes or is deemed to dispose of our shares at a gain, or who received a so-called “excess distribution” on the shares, generally would be required to treat such gain or excess distribution as ordinary income and pay an interest charge on a portion of the gain or distribution unless the taxpayer makes a timely qualified electing fund election (a “QEF” election). A United States taxpayer who makes a QEF election generally must report on a current basis his or her share of any of our ordinary earnings and net capital gain for any taxable year in which we are a PFIC, whether or not we distribute those earnings. Special estate tax rules could be applicable to our shares if we are classified as a PFIC for income tax purposes.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for the exploration and development of our properties, acquisition, exploration and development of additional properties or interests, working capital and general corporate purposes. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, investment-grade, interest-bearing instruments, or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

Apollo Gold was created as a result of a business combination by amalgamation during 2002. As shown in the table below, in each year since our inception, our earnings have been insufficient to cover fixed charges:

	Six months ended	Fiscal year ended December 31,
	June 30, 2004	2003	2002
	(in thousands)
Coverage Deficiency	$(7,921)	$(2,186)	$(3,051)

Please refer to Exhibit 12.1 filed with the registration statement of which this prospectus constitutes a part for additional information regarding the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The following description summarizes the general terms of the debt securities that we may offer pursuant to this prospectus that are common to all series. The particular terms of any series of our debt securities will be described in the prospectus supplement relating to those debt securities. We urge you to read the applicable prospectus supplement for the terms of the series of debt securities offered because the terms of specific series of debt securities may differ from the general information that we have provided below.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that we may be recognized as a creditor of those subsidiaries. Claims of creditors of our subsidiaries other than us may include substantial amounts of long-term debt, commercial paper and other short-term borrowings.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture that we will enter into with a trustee, which we will select. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us with respect to the debt securities.

A prospectus supplement will describe the specific terms of any particular series of debt securities, including any of the terms in this section that will not apply to that series, and any special considerations, including tax considerations, applicable to those debt securities. The prospectus supplement relating to each series of debt securities that we offer using this prospectus will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement. If information in a prospectus supplement is inconsistent with the information in this prospectus, then the information in the prospectus supplement will apply and, where applicable, supersede the information in this prospectus.

The following section is a summary of the principal terms and provisions that will be included in the indenture, unless otherwise provided in any applicable prospectus supplement. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. We urge you to read the indenture and any supplement thereto that are applicable to you. The form of indenture is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

General

The senior debt securities will have the same ranking as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all senior indebtedness.

The debt securities may be issued in one or more separate series of senior debt securities and/or subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates, the interest payment dates and, for registered debt securities, the regular record dates;

•	if a debt security is issued with original issue discount, the yield to maturity;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or analogous provisions applicable to the debt securities;

•	any conversion or exchange provisions applicable to the debt securities;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	the portion of the principal amount of the debt security payable upon the acceleration of maturity if other than the entire principal amount of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants applicable to the debt securities;

•
if other than U.S. dollars, the currency or currencies in which payments of principal, premium and/or interest on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•
whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•
whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other specific terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, (1) the debt securities will be registered debt securities and (2) debt securities denominated in U.S. dollars will be issued, in the case of registered debt securities, in denominations of $1,000 or an integral multiple of $1,000 and, in the case of bearer debt securities, in denominations of $5,000. Debt securities may bear legends required by U.S. federal tax law and regulations.

If any of the debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities bear no interest during all or a part of the time that these debt securities are outstanding or bear interest at below-market rates and will be sold at a discount below their stated principal amount at maturity. The prospectus supplement will also contain special tax, accounting or other information relating to original issue discount securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

Exchange, Registration and Transfer

Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency maintained by us for these purposes, without the payment of any service charge, except for any tax or governmental charges. The senior trustee initially will be the designated security registrar in the United States for the senior debt securities. The subordinated trustee initially will be the designated security registrar in the United States for the subordinated debt securities.

If debt securities are issuable as both registered debt securities and bearer debt securities, the bearer debt securities will be exchangeable for registered debt securities. Except as provided below, bearer debt securities will have outstanding coupons. If a bearer debt security with related coupons is surrendered in exchange for a registered debt security between a record date and the date set for the payment of interest, the bearer debt security will be surrendered without the coupon relating to that interest payment and that payment will be made only to the holder of the coupon when due.

In the event of any redemption in part of any class or series of debt securities, we will not be required to:

•
issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 days before any selection of debt securities of that series to be redeemed and the close of business:

•	if debt securities of the series are issuable only as registered debt securities, the day of mailing of the relevant notice of redemption, and

•
if debt securities of the series are issuable as bearer debt securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered debt securities and there is no publication, the day of mailing of the relevant notice of redemption;

•
register the transfer, or exchange, of any registered debt security selected for redemption, in whole or in part, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer debt security selected for redemption, except to exchange it for a registered debt security which is simultaneously surrendered for redemption.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of a designated paying agent. Payment of interest on fully registered securities may be made at our option by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.

We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of a designated paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. If any amount payable on any debt security or coupon remains unclaimed at the end of two years after that amount became due and payable, the paying agent will release any unclaimed amounts to us, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

A global security represents one or any other number of individual debt securities. Generally all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that are issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Temporary Global Securities

All or any portion of the debt securities of a series that are issuable as bearer debt securities initially may be represented by one or more temporary global debt securities, without interest coupons, to be deposited with the depositary for credit to the accounts of the beneficial owners of the debt securities or to other accounts as they may direct. On and after an exchange date provided in the applicable prospectus supplement, each temporary global debt security will be exchangeable for definitive debt securities in bearer form, registered form, definitive global bearer form or any combination of these forms, as specified in the prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or delivered to any location in the United States.

Interest on a temporary global debt security will be paid to the depositary with respect to the portion held for its account only after they deliver to the trustee a certificate which states that the portion:

•	is not beneficially owned by a United States person;

•	has not been acquired by or on behalf of a United States person or for offer to resell or for resale to a United States person or any person inside the United States; or

•
if a beneficial interest has been acquired by a United States person, that the person is a financial institution, as defined in the Internal Revenue Code, purchasing for its own account or has acquired the debt security through a financial institution and that the debt securities are held by a financial institution that has agreed in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code and the regulations to the Internal Revenue Code and that it did not purchase for resale inside the United States.

The certificate must be based on statements provided by the beneficial owners of interests in the temporary global debt security. The depositary will credit the interest received by it to the accounts of the beneficial owners of the debt security or to other accounts as they may direct.

“United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust with income subject to United States federal income taxation regardless of its source.

Definitive Global Securities

Bearer Securities. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer debt securities delivered in exchange for a portion of a definitive global debt security to any location in the United States.

U.S. Book-Entry Securities. Debt securities of a series represented by a definitive global registered debt security and deposited with or on behalf of a depositary in the United States will be represented by a definitive global debt security registered in the name of the depositary or its nominee. Upon the issuance of a global debt security and the deposit of the global debt security with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global debt security to the accounts of participating institutions that have accounts with the depositary or its nominee. The accounts to be credited shall be designated by the underwriters or agents for the sale of U.S. book-entry debt securities or by our company, if these debt securities are offered and sold directly by our company.

Ownership of U.S. book-entry debt securities will be limited to participants or persons that may hold interests through participants. In addition, ownership of U.S. book-entry debt securities will be evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee for the definitive global debt security or by participants or persons that hold through participants.

So long as the depositary or its nominee is the registered owner of a global debt security, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the U.S. book-entry debt securities represented by that global debt security for all purposes under the indenture. Payment of principal of, and premium and interest, if any, on, U.S. book-entry debt securities will be made to the depositary or its nominee as the registered owner or the holder of the global debt security representing the U.S. book-entry debt securities. Owners of U.S. book-entry debt securities:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws impair the ability to purchase or transfer U.S. book-entry debt securities.

We expect that the depositary for U.S. book-entry debt securities of a series, upon receipt of any payment of principal of, or premium or interest, if any, on, the related definitive global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debt security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

Covenants of the Company

We may, without the consent of the holders of the debt securities, merge into or consolidate with any other person, or convey or transfer all or substantially all of our company’s properties and assets to another person provided that:

•	the successor assumes on the same terms and conditions all the obligations under the debt securities and the indentures; and

•	immediately after giving effect to the transaction, there is no default under the applicable indenture.

The remaining or acquiring person will be substituted for our company in the indentures with the same effect as if it had been an original party to the indenture. A prospectus supplement will describe any other limitations on the ability of our company to merge into, consolidate with, or convey or transfer all or substantially all or our properties and assets to, another person.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any class or series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash and/or U.S. government obligations or foreign government securities, as the case may be, to pay all the principal, interest and any premium due to the stated maturity or redemption date of the debt securities and comply with the other conditions set forth in the applicable indenture. The principal conditions that we must satisfy to discharge our obligations on any debt securities are (1) pay all other sums payable with respect to the applicable series of debt securities and (2) deliver to the trustee an officers’ certificate and an opinion of counsel which state that the required conditions have been satisfied.

Each indenture contains a provision that permits our company to elect to be discharged from all of our obligations with respect to any class or series of debt securities then outstanding. However, even if we effect a legal defeasance, some of our obligations will continue, including obligations to:

•	maintain and apply money in the defeasance trust;

•	register the transfer or exchange of the debt securities;

•	replace mutilated, destroyed, lost or stolen debt securities; and

•	maintain a registrar and paying agent in respect of the debt securities.

Each indenture also permits our company to elect to be released from our obligations under specified covenants and from the consequences of an event of default resulting from a breach of those covenants. To make either of the above elections, we must deposit in trust with the trustee cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars, and/or foreign government securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient amounts, without reinvestment, to repay in full those debt securities. As a condition to legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and times as would have been the case if the deposit and defeasance had not occurred. In the case of a legal defeasance only, the opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law.

The indentures specify the types of U.S. government obligations and foreign government securities that we may deposit.

Events of Default, Notice and Waiver

Each indenture defines an event of default with respect to any class or series of debt securities as one or more of the following events:

•	failure to pay interest on any debt security of the class or series for 30 days when due;

•	failure to pay the principal or any premium on any debt securities of the class or series when due;

•	failure to make any sinking fund payment for 30 days when due;

•	failure to perform any other covenant in the debt securities of the series or in the applicable indenture with respect to debt securities of the series for 90 days after being given notice; and

•	occurrence of an event of bankruptcy, insolvency or reorganization set forth in the indenture.

An event of default for a particular class or series of debt securities does not necessarily constitute an event of default for any other class or series of debt securities issued under an indenture.

In the case of an event of default arising from events of bankruptcy or insolvency set forth in the indenture, all outstanding debt securities will become due and payable immediately without further action or notice. If any other event of default as to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare all the debt securities to be due and payable immediately.

The holders of a majority in aggregate principal amount of the debt securities then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of that series waive any existing default or event of default and its consequences under the applicable indenture except a continuing default or event of default in the payment of interest on, or the principal of, the debt securities of that series.

Each indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, give the holders of that class or series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of that series.

Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security and indemnity. Each indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee if the direction would not conflict with any rule of law or with the indenture. However, the trustee may take any other action that it deems proper which is not inconsistent with any direction and may decline to follow any direction if it in good faith determines that the directed action would involve it in personal liability.

Each indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

Modification of the Indentures

We and the applicable trustee may modify an indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect the holders in any material respect.

We and the applicable trustee may make modifications and amendments to an indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or rate of interest on any debt security;

•	change any place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	adversely affect the terms of any conversion right;

•	reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

•	change any of our obligations, with respect to outstanding debt securities of a series, to maintain an office or agency in the places and for the purposes specified in the indenture for the series; or

•
change the provisions in the indenture that relate to its modification or amendment other than to increase the percentage of outstanding debt securities of any series required to consent to any modification or waiver under the indenture.

Meetings

The indentures contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be called at any time by the trustee and also, upon request, by our company or the holders of at least 25% in principal amount of the outstanding debt securities of a series, in any case upon notice given in accordance with “Notices” below. Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by our company or the trustee that does not have a quorum may be adjourned for not less than 10 days. If there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent which must be given by the holders of each debt security affected by the modifications or amendments of an indenture described above under “Modification of the Indentures.” However, a resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given, or taken by the holders of a specified percentage, which is equal to or less than a majority, in principal amount of outstanding debt securities of a series may be adopted at a meeting at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with an indenture will be binding on all holders of debt securities of that series and the related coupons. The indentures provide that specified consents, waivers and other actions may be given by the holders of a specified percentage of outstanding debt securities of all series affected by the modification or amendment, acting as one class. For purposes of these consents, waivers and actions, only the principal amount of outstanding debt securities of any series represented at a meeting at which a quorum is present and voting in favor of the action will be counted for purposes of calculating the aggregate principal amount of outstanding debt securities of all series affected by the modification or amendment favoring the action.

Notices

In most instances, notices to holders of bearer debt securities will be given by publication at least once in a daily newspaper in New York, New York and in London, England and in other cities as may be specified in the bearer debt securities and will be mailed to those persons whose names and addresses were previously filed with the applicable trustee, within the time prescribed for the giving of the notice. Notice to holders of registered debt securities will be given by mail to the addresses of those holders as they appear in the security register.

Title

Title to any bearer debt securities and any related coupons will pass by delivery. We, the trustee, and any agent of ours or the trustee may treat the holder of any bearer debt security or related coupon and, prior to due presentment for registration of transfer, the registered owner of any registered debt security as the absolute owner of that debt security for the purpose of making payment and for all other purposes, regardless of whether or not that debt security or coupon shall be overdue and notwithstanding any notice to the contrary.

Replacement of Securities Coupons

Debt securities or coupons that have been mutilated will be replaced by our company at the expense of the holder upon surrender of the mutilated debt security or coupon to the security registrar. Debt securities or coupons that become destroyed, stolen, or lost will be replaced by our company at the expense of the holder upon delivery to the security registrar of evidence of its destruction, loss, or theft satisfactory to our company and the security registrar. In the case of a destroyed, lost, or stolen debt security or coupon, the holder of the debt security or coupon may be required to provide reasonable security or indemnity to the trustee and our company before a replacement debt security will be issued.

Governing Law

The indentures, the debt securities, and the coupons will be governed by, and construed under, the laws of the State of New York without regard to the principles of conflicts of laws.

Concerning the Trustees

We may from time to time maintain lines of credit, and have other customary banking relationships, with any of the trustees.

Senior Debt Securities

The senior debt securities will rank equally with all of our company’s other unsecured and non-subordinated debt.

Certain Covenants in the Senior Indenture

The prospectus supplement relating to a series of senior debt securities will describe any material covenants in respect of that series of senior debt securities.

Subordinated Debt Securities

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all senior indebtedness. In addition, claims of creditors and preferred shareholders of our subsidiaries generally will have priority with respect to the assets and earnings of our subsidiaries over the claims of our creditors, including holders of the subordinated debt securities, even though those obligations may not constitute senior indebtedness. The subordinated debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred shareholders of our subsidiaries, if any, with regard to the assets of our subsidiaries. Creditors of our subsidiaries include trade creditors, secured creditors and creditors holding guarantees issued by our subsidiaries.

Unless otherwise specified in a prospectus supplement, senior indebtedness shall mean the principal of, premium, if any, and interest on, all indebtedness for money borrowed by our company and any deferrals, renewals, or extensions of any senior indebtedness. Indebtedness for money borrowed by our company includes all indebtedness of another person for money borrowed that we guarantee, other than the subordinated debt securities, whether outstanding on the date of execution of the subordinated indenture or created, assumed or incurred after the date of the subordinated indenture. However, senior indebtedness will not include any indebtedness that expressly states to have the same rank as the subordinated debt securities or to rank junior to the subordinated debt securities. Senior indebtedness will also not include:

•	any of our obligations to our subsidiaries; and

•	any liability for federal, state, local or other taxes owed or owing by our company.

The senior debt securities constitute senior indebtedness under the subordinated indenture. A prospectus supplement will describe the relative ranking among different series of subordinated debt securities.

Unless otherwise specified in a prospectus supplement, we may not make any payment on the subordinated debt securities and may not purchase, redeem, or retire any subordinated debt securities if any senior indebtedness is not paid when due or the maturity of any senior indebtedness is accelerated as a result of a default, unless the default has been cured or waived and the acceleration has been rescinded or the senior indebtedness has been paid in full. We may, however, pay the subordinated debt securities without regard to these limitations if the subordinated trustee and our company receive written notice approving the payment from the representatives of the holders of senior indebtedness with respect to which either of the events set forth above has occurred and is continuing. Unless otherwise specified in a prospectus supplement, during the continuance of any default with respect to any designated senior indebtedness under which its maturity may be accelerated immediately without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for 90 days after the receipt by the subordinated trustee of written notice of a default from the representatives of the holders of designated senior indebtedness. If the holders of designated senior indebtedness or the representatives of those holders have not accelerated the maturity of the designated senior indebtedness at the end of the 90 day period, we may resume payments on the subordinated debt securities. Only one notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during that period.

In the event that we pay or distribute our company’s assets to creditors upon a total or partial liquidation, dissolution or reorganization of our company or our company’s property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment. Until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness as their respective interests may appear. However, holders of subordinated debt securities will be permitted to receive distributions of shares and debt securities subordinated to the senior indebtedness. If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, the holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness, and pay it over to them as their interests may appear.

If payment of the subordinated debt securities is accelerated because of an event of default, either we or the subordinated trustee will promptly notify the holders of senior indebtedness or the representatives of the holders of the acceleration. We may not pay the subordinated debt securities until five business days after the holders or the representatives of the senior indebtedness receive notice of the acceleration. Afterwards, we may pay the subordinated debt securities only if the subordination provisions of the subordinated indenture otherwise permit payment at that time.

As a result of the subordination provisions contained in the subordinated indenture, in the event of insolvency, our creditors who are holders of senior indebtedness may recover more, ratably, than the holders of subordinated debt securities. In addition, our creditors who are not holders of senior indebtedness may recover less, ratably, than holders of senior indebtedness and may recover more, ratably, than the holders of subordinated indebtedness.

The prospectus supplement relating to a series of subordinated debt securities will describe any material covenants in respect of any series of subordinated debt securities.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of common shares, without par value. As of September 8, 2004, there were 79,632,172 common shares outstanding.

Dividend Rights

Holders of our common shares may receive dividends when, as and if declared by our board on the common shares, subject to the preferential dividend rights of any other classes or series of shares of our company. In no event may a dividend be declared or paid on the common shares if payment of the dividend would cause the realizable value of our company’s assets to be less than the aggregate of its liabilities and the amount required to redeem all of the shares having redemption or retraction rights, which are then outstanding.

Voting and Other Rights

Holders of our common shares are entitled to one vote per share, and in general, all matters will be determined by a majority of votes cast.

Election of Directors

All of the directors serve from the date of election or appointment until the earlier of the next annual meeting of the company’s shareholders or the date on which their successors are elected or appointed in accordance with the provisions of our By-laws and Articles of Arrangement. Directors are elected by a majority of votes cast.

Liquidation

In the event of any liquidation, dissolution or winding up of Apollo Gold, holders of the common shares have the right to a ratable portion of the assets remaining after payment of liabilities and liquidation preferences of any preferred shares or other securities that may then be outstanding.

Redemption

Apollo Gold common shares are not redeemable or convertible.

Other Provisions

All outstanding common shares are, and the common shares offered by this prospectus or obtainable on exercise or conversion of other securities offered hereby, if issued in the manner described in this prospectus and the applicable prospectus supplement, will be, fully paid and non-assessable.

You should read the prospectus supplement relating to any offering of common shares, or of securities convertible, exchangeable or exercisable for common shares, for the terms of the offering, including the number of common shares offered, any initial offering price and market prices relating to the common shares.

This section is a summary and may not describe every aspect of our common shares that may be important to you. We urge you to read our Articles of Arrangement, as amended, and our By-laws, because they, and not this description, define your rights as a holder of our common shares. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

CIBC Mellon Trust Company, P.O. Box 7010 Adelaide Postal Station, Toronto, Ontario M5E2W9, Canada, is the transfer agent and registrar for our common shares.

DESCRIPTION OF WARRANTS

At September 8, 2004, three series of warrants were outstanding to purchase a total of 3,717,246 million common shares.

Issued with:	Date Issued	Amount Outstanding	Exercise Price	Expiration Date
Agent Warrants	September 27, 2003	653,277	$1.67	September 26, 2005
Agent Warrants	October 27, 2003	63,969	$1.67	October 26, 2005
Private Placement	December 23, 2002	3,000,000	$2.10	December 23, 2006
Total		3,717,246

We may issue warrants for the purchase of debt securities, common shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the prices of the warrants may be payable;

•	the securities for which the warrants are exercisable;

•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;

•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise;

•	the events or conditions under which the amount of securities may be subject to adjustment;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;

•	any material risk factors relating to such warrants;

•	if applicable, the identity of the warrant agent; and

•	any other terms of such warrants.

Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

PLAN OF DISTRIBUTION

We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities other than the common shares will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

LEGAL MATTERS

Lackowicz, Shier & Hoffman, Yukon Territory, Canada, has provided its opinion on the validity of the securities offered by this prospectus.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Deloitte & Touche LLP, independent registered Chartered Accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

The Business Corporations Act (Yukon Territory) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Yukon Territory law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Our By-laws, with certain exceptions, eliminate any personal liability of our directors and officers to us or our shareholders for monetary damages arising from such person’s performance as a director or officer, provided such person has acted in accordance with the requirements of the governing statute. Our By-laws also provide for indemnification of directors and officers, with certain exceptions, to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

In addition, we maintain officers’ and directors’ liability insurance with Great American Insurance Company and Navigators Insurance Company. The policies are effective through June, 2005.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

APOLLO GOLD CORPORATION

$100,000,000

DEBT SECURITIES
COMMON SHARES
WARRANTS

PROSPECTUS